Filed Pursuant to 424(b)(2)
Registration No. 333-133393

Current Interest Rates

This is a supplement to the Prospectus dated March 30, 2007

Current Interest Rates for Renewable Unsecured Subordinated Notes

Offered by Winmark Corporation

Interest Rates Effective October 13, 2007 through November 9, 2007

PORTFOLIO AMOUNT (1)	$ 1,000 - $ 4,999		$ 5,000 - $ 9,999		$ 10,000 - $ 14,999		$ 15,000 - $ 24,999
NOTE TERM	Interest Rate%	Annual Yield%	Interest Rate%	Annual Yield%	Interest Rate%	Annual Yield%	Interest Rate%	Annual Yield%
3 Month (2)	5.25	5.39	5.25	5.39	5.25	5.39	5.25	5.39
6 Month (2)	6.00	6.18	6.00	6.18	6.00	6.18	6.00	6.18
1 Year (3)	6.75	6.98	7.00	7.25	7.25	7.52	7.50	7.79
2 Year (3)	7.75	8.06	8.05	8.38	8.35	8.71	8.65	9.03
3 Year (3)	8.75	9.14	9.10	9.53	9.45	9.91	9.80	10.29
4 Year (3)	9.25	9.69	9.25	9.69	9.25	9.69	9.25	9.69
5 Year (3)	9.50	9.96	9.50	9.96	9.50	9.96	9.50	9.96
10 Year (3)	10.00	10.52	10.00	10.52	10.00	10.52	10.00	10.52

PORTFOLIO AMOUNT (1)	$ 25,000 - $ 49,999		$ 50,000 - $ 74,999		$ 75,000 - $ 99,999		Over $ 100,000
NOTE TERM	Interest Rate %	Annual Yield %	Interest Rate %	Annual Yield %	Interest Rate %	Annual Yield %	Interest Rate %	Annual Yield %
3 Month (2)	5.40	5.55	5.55	5.71	5.70	5.87	5.85	6.02
6 Month (2)	6.15	6.34	6.30	6.50	6.45	6.66	6.60	6.82
1 Year (3)	7.65	7.95	7.80	8.11	7.95	8.27	8.10	8.44
2 Year (3)	8.80	9.20	8.95	9.36	9.10	9.53	9.25	9.69
3 Year (3)	9.95	10.46	10.10	10.63	10.25	10.79	10.40	10.96
4 Year (3)	9.40	9.85	9.55	10.02	9.70	10.18	9.85	10.35
5 Year (3)	9.65	10.13	9.80	10.29	9.95	10.46	10.10	10.63
10 Year (3)	10.15	10.68	10.30	10.85	10.45	11.01	10.60	11.18

1)

We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Winmark Corporation that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling’s family are also considered immediate family members if the holder’s sibling is also a noteholder.

2)	The annual yield calculation assumes that:

a. the term of the note is renewed sequentially for an entire year,
b. the interest earned during each term is included in the principal amount for the next term,
c. the listed interest rate is the interest rate for each term, and
d. the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

3)	The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated March 30, 2007. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.